Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 21, 2020 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.044516 per unit, payable on September 28, 2020, to unitholders of record on August 31, 2020. Marine’s 2019 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.044516 per unit is lower than the $0.103781 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced and included in this distribution has increased while the volume of natural gas produced has decreased. The price realized for both oil and natural gas produced and included in the current distribution has decreased compared to the previous quarter. This distribution is lower than the $0.085500 per unit distributed in the comparable quarter in 2019. As compared to the comparable quarter in 2019, the price realized for both oil and natural gas has decreased. As compared to this time last year, the volume of oil produced and included in the current distribution has increased while the volume of natural gas produced and included has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper

    SVP, Royalty Trust Services

    Simmons Bank, Trustee

    Toll Free – 1.855.588-7839